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EXHIBIT 3

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Annual Report (Form 40-F) of Noranda Inc. of our report dated February 3, 2005 with respect to the consolidated financial statements of Noranda Inc. incorporated by reference therein.

We also consent to the incorporation by reference in the Registration Statement (Form F-9 No. 333-108720) pertaining to U.S.$600 million aggregate principal amount of Debt Securities and the Registration Statement (Form S-8 Nos. 333-13582 and 333-113725) pertaining to Noranda Inc.'s Stock Option Plans of our report dated February 3, 2005 with respect to the consolidated financial statements of Noranda Inc. incorporated by reference in Noranda Inc.'s Annual Report (Form 40-F) for the year ended December 31, 2004.

Toronto, Canada,	(signed) ERNST & YOUNG LLP
February 3, 2005	Chartered Accountants

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CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS